Exhibit 35
SERVICER COMPLIANCE STATEMENT
ADVANTA BANK CORP.
ADVANTA BUSINESS CARD MASTER TRUST
The Servicer is providing this Certificate pursuant to Section 3.05 of the Transfer and Servicing Agreement, dated as of August 1, 2000 (as amended and supplemented, the “Agreement”), among Advanta Business Receivables Corp., as Transferor, Advanta Bank Corp. (“the Bank”), as Servicer and Wilmington Trust Company, as Owner Trustee of Advanta Business Card Master Trust. Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement or the Master Indenture, dated as of August 1, 2000 (as amended and supplemented, the “Indenture”), between Wilmington Trust Company as Owner Trustee of Advanta Business Card Master Trust, as Issuer and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Indenture Trustee.
The undersigned, a duly authorized representative of the Bank, as Servicer, does hereby certify that:
1.	The Bank is the Servicer as of the date hereof.

2.	The undersigned is an Authorized Officer who is duly authorized as required pursuant to the Indenture to execute and deliver this Certificate.

3.	A review of the activities of the Servicer during the twelve-month period ended December 31, 2008, and of its performance under the Agreement throughout such twelve-month period was conducted under my supervision.

4.	Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such twelve-month period and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5 below.

5.	The following is a description of each default in the performance of the Servicer’s obligations under the provisions of the Agreement known to me to have been made by the Servicer during such twelve-month period which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default:
NONE
In WITNESS WHEREOF, the undersigned has duly executed this Certificate this 27th day of March, 2009.

ADVANTA BANK CORP., as Servicer
By:	/s/ John Moore
	Name:	John Moore
	Title:	President